Exhibit 23.2

[Letterhead – Schlumberger]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Data & Consulting Services Division of Schlumberger Technology Corporation consents to: (1) the references to our firm in this Registration Statement on Form S-1 and all appendices, exhibits and attachments thereto (including the related prospectus) (the “Registration Statement”) filed by Quicksilver Production Partners LP; (2) the inclusion of our reports with respect to the estimates of net revenues from proved oil and gas reserves as of 31 December 2010, 2009 and 2008 prepared for Quicksilver Production Partners LP, as appendices to the prospectus included in the Registration Statement and as exhibits to the Registration Statement; and (3) the inclusion of our report with respect to the estimates of net revenue from proved oil and gas reserves as of 31 December 2010 prepared for Quicksilver Resources Inc., as an exhibit to the Registration Statement. We also consent to the reference to our firm as experts in the Registration Statement, including the prospectus included in the Registration Statement.

DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Charles M. Boyer II
Charles M. Boyer II, PG, CPG, CCG
Consulting Services Manager – NE Basin Advisor – Unconventional Reservoirs

7 December 2011